                                                                    EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE

                                                              Year        Six Months
                                                              Ended          Ended
                                                          December 31,     June 30,
                                                              1995           1996
                                                          ---------------------------
PRIMARY:
Net income ............................................   $  8,307,000   $  4,252,000
                                                          ============   ============

Shares as adjusted:
   Weighted average common shares outstanding .........     11,884,647     11,884,647
   Assumed conversion of Series B cumulative
     convertible preferred stock ......................      5,515,353      5,515,353
   Incremental shares from outstanding stock
     options as determined under the treasury
     stock method .....................................         85,714         85,714
   Incremental shares from issuance of Class A
     Common Stock .....................................          6,000          6,000
   Pro forma shares whose proceeds would be necessary
     to pay certain debts originated in connection with
     the reorganization of AMERISAFE, Inc. ............      4,569,357      4,569,357
                                                          ------------   ------------
Shares as adjusted ....................................     22,061,071     22,061,071
                                                          ============   ============
Pro forma net income per share ........................   $       0.38   $       0.19
                                                          ============   ============

FULLY DILUTED:
Net income ............................................   $  8,307,000   $  4,252,000
                                                          ============   ============

Shares as adjusted:
   Weighted average common shares outstanding .........     11,884,647     11,884,647
   Assumed conversion of Series B cumulative
     convertible preferred stock ......................      5,515,353      5,515,353
   Incremental shares from outstanding stock
     options as determined under the treasury
     stock method .....................................         85,714         85,714
   Incremental shares from issuance of Class A
     Common Stock .....................................          6,000          6,000
   Pro forma shares whose proceeds would be necessary
     to pay certain debts originated in connection with
     the reorganization of AMERISAFE, Inc. ............      4,569,357      4,569,357
                                                          ------------   ------------
Shares as adjusted ....................................     22,061,071     22,061,071
                                                          ============   ============
Pro forma net income per share ........................   $       0.38   $       0.19
                                                          ============   ============